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                                                                    EXHIBIT 8.2

                 [LETTERHEAD OF FULBRIGHT & JAWORSKI, L.L.P.]

                                                              February 11, 1999

Pulitzer Publishing Company
900 North Tucker Boulevard
St. Louis, Missouri 63101

Ladies and Gentleman:

  This opinion is being delivered in connection with the Amended and Restated Agreement and Plan of Merger by and among Pulitzer Publishing Company ("Pulitzer"), Pulitzer, Inc.("New Pulitzer") and Hearst-Argyle Television, Inc. ("Hearst-Argyle") dated as of May 25, 1998 (the "Merger Agreement"). Pursuant to the Merger Agreement, Pulitzer, after contributing to New Pulitzer certain of Pulitzer's assets and distributing to Pulitzer's stockholders all the issued and outstanding shares of capital stock of New Pulitzer, will merge with and into Hearst-Argyle (the "Merger"), Hearst-Argyle will be the surviving corporation and the stockholders of Pulitzer will become stockholders of Hearst-Argyle. This opinion is issued with respect to certain federal income tax consequences of the Merger. Reference to this opinion is made in the Joint Proxy Statement/Prospectus of Pulitzer and Hearst-Argyle dated February 11, 1999 which forms a part of the Registration Statement to which this opinion is filed as an exhibit (the "Proxy Statement").

  All capitalized terms not otherwise defined herein have the respective meanings assigned to them in the Merger Agreement or the Proxy Statement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

  We have acted as legal counsel to Pulitzer and New Pulitzer in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, representations, covenants and warranties contained in the following documents:

     1. the Merger Agreement;

     2. the Proxy Statement;

     3. the letter to us from Pulitzer dated February 11, 1999 in which Pulitzer has made certain representations which we deem necessary in order to enable us to render this opinion;

     4. the letter to us from Hearst-Argyle dated February 11, 1999 in which Hearst-Argyle has made certain representations which we deem necessary in order to enable us to render this opinion; and

     5. such other documents, records and matters of law as in our judgement were necessary or appropriate.

  In rendering this opinion, we have assumed (without any independent investigation or review thereof) that original documents (including signatures) are authentic, that documents submitted to us as copies conform to the original documents, and that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

  Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion, and hereby confirm our opinion as set forth in the Proxy Statement under the caption "Federal Income Tax Consequences of the Spin-Off, the Merger and Related Transactions--The Merger," that for federal income tax purposes:

     1. the Merger will qualify as a reorganization under Section 368(a)(1)(A) of the Code;

     2. no gain or loss will be recognized by Pulitzer as a result of consummation of the Merger;

     3. no gain or loss will be recognized by a Pulitzer stockholder upon the exchange of shares of Pulitzer Stock for shares of Hearst-Argyle Merger Stock pursuant to the Merger, except upon the receipt of cash in lieu of a fractional share of Hearst-Argyle Merger Stock;
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     4. the aggregate adjusted tax basis of shares of Hearst-Argyle Merger
   Stock received (including a fractional share deemed received) by a Pulitzer stockholder pursuant to the Merger will be the same as the aggregate adjusted tax basis of the shares of Pulitzer Stock surrendered in exchange therefor;

     5. the holding period of the shares of Hearst-Argyle Merger Stock received (including any fractional share deemed received) by a Pulitzer stockholder pursuant to the Merger will include the holding period of the shares of Pulitzer Stock surrendered in exchange therefor, provided that such Pulitzer Stock is held as a capital asset by the Pulitzer stockholder at the consummation of the Merger; and

     6. a Pulitzer stockholder who receives cash in lieu of a fractional share of Hearst-Argyle Merger Stock will be treated as if the fractional share had been distributed as part of the exchange and then such Pulitzer stockholder had received a cash distribution in redemption of such fractional share, which will be taxed as provided in Section 302 of the Code.

  We are further of the opinion that the discussion in the Proxy Statement under the captions "Summary -- Certain Federal Income Tax Considerations," "Risk Factors Associated with the Spin-Off and the Merger -- Federal Income Tax Risks Relating to the Merger" and "Federal Income Tax Consequences of the Spin-Off, the Merger and Related Transactions -- The Merger," to the extent it relates to Pulitzer or Pulitzer stockholders, is a fair and accurate summary of the material federal income tax consequences of the Merger, subject to the qualifications set forth therein.

  In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

     1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and we cannot provide assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, we cannot provide assurance that future legislative, judicial or administrative changes would not, on either a prospective or retroactive basis, adversely affect the accuracy of the conclusions stated herein. Moreover, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws as they might relate to this opinion.

     2. This opinion addresses only whether the Merger will qualify as a reorganization under Section 368(a)(1)(A) of the Code and the tax consequences listed above. The opinion does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction.

     3. No opinion is expressed as to any transaction other than the Merger, as described in the Merger Agreement. Moreover, we have assumed that all the transactions described in the Merger Agreement have been or will be consummated in accordance with the terms the Merger Agreement and without waiver or breach of any material provision thereof and that all of the representations, warranties, statements and assumptions upon which we have relied remain true and accurate at all relevant times. Any change after the date hereof in the facts and circumstances surrounding the Merger, or any inaccuracy in the representations, warranties, statements and assumptions upon which we have relied may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     4. This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Section 7.03(g) of the Merger Agreement and is intended solely for your and the Pulitzer stockholders' benefit. We hereby consent to your filing this opinion as an exhibit to the Registration Statement of which the Proxy Statement forms a part and to the reference therein to our firm under the captions "Summary -- Certain Federal Income Tax Considerations," "Federal Income Tax Consequences of the Spin-Off, the Merger and Related Transactions" and "Legal Matters." This opinion may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

                                        Very truly yours,

                                        Fulbright & Jaworski, L.L.P.

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